Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated January 19, 2024 and the Prospectus dated January 19, 2024

Registration No. 333-276616

@ TOYOTA F I N AN CIAL SERVICES I lncomeDriver Notes ® lncomeDriver Notes® In v es t. E arn . Go P la ce s . Login User 10 • User I D Pass word • P as s w ord Ne w I n vestor ? - Enroll In A Ne w No t e Overview Our lncomeOriver No t es®pa y a compe titiv e in t eres t ra t e and are redeemable a t an y ti me . lncomeOri v er No t es® are no t a banK accoun t or a mone y marKe t f und and are no t F DIC - insured . lncomeOri v er No t es® are o ff ered in t he U . S . onl y, and onl y b y means o f a R' ƒ SRectus . Accelerate your inve stme nts To y o t a F inancial Services' lncomeOri v er No t es® o ff ers y ou an oppo rt uni ty t o in v es t w i t h a compan y y ou belie v e in and a pa rt ner y ou can t rus t. Help Existing Investor Self - Registration look UR User ID Contact Us To yot a Financial Services is a service marK used to marKe t t he products of To yot a Motor Credit Corporation and lncomeOriver No tes® is a registered tr ademarK of Toyota Motor Credit Corporation . To yot a Motor Credit Corporation (" TMCC ") has filed a registration statement ( includin g a prospectus) w i t h t he Securities and Exchange Commission (" SEC ") for t he offering to w hich t his communication relates . Be fore yo u in vest, yo u should read t he prospectus in t ha t registration statement and other documents TMCC has filed w i t h t he SEC for more co mple te in for mation abou t TMCC and t his offering . You ma y get t hese documents for free by v isi t in g t he SEC webs i te at www.sec.gov. Altern atively , TMCC w ill arrange to send yo u t he prospectus i f yo u request i t by calling 1 - 844 - 464 - 4673 . lncomeDri ver No tes® are unsecured debt obligations solely of TMCC and are no t obligations of , or directly or indirectl y g uaran teed, by To yot a Motor Corporation , Toyota F inancial Services Corporation , or an y of t heir respective a ffi lia tes. The lncomeOri ver No tes® w ill ha ve t he benefit of cred i t support agreemen ts as described in t he prospectus filed w i t h t he SEC . lncomeOr v i er No tes® do no t co nsti t u te a savings , deposit or other banK accoun t and are no t insured by or subject to t he protection of t he Feder al Deposi t Insurance Corporation . lncomeDri ver No tes® are no t a mone y marKe t f und , w hich are typ icall y diversified f unds co nsisting of short - term debt securities of man y issuers , and t here fore do no t mee t t he diversification and in vest men t quality standards set fort h for mone y marKe t f unds by t he In vest men t Company Act of 1940 . lncomeDri ver No tes are a v ailable to individuals and entities w i t h a U . S address and a social security number or Feder al Tax ID number . Online Privacy I Terms of Use I Cookie No t ice I Manage Cookies I incomedri v erno tes.co m I Copyright© 2023 , To yot a Motor Credit Corporation All Rights Reserved